                                                                    Exhibit 99.1

       Delco Remy International Announces First Quarter Operating Results

         Anderson, Indiana, May 13, 2003 /PRNewswire/ -- Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced its financial performance for the first quarter ended March 31, 2003.

         In the first quarter of 2003, the Company reported Net Sales of $256.6 million, an increase of $7.8 million, or 3.1 percent, over the first quarter of 2002. A Net Loss From Continuing Operations of $47.8 million in the first quarter of 2003 compares with income of $4.2 million in the first quarter of 2002. The loss in the first quarter of 2003 reflects a $45.1 million restructuring charge, and income in the first quarter of 2002 reflects a $4.4 million restructuring credit and related income tax effect of $1.7 million.

         Commenting on these results, Thomas J. Snyder, President and CEO, stated: "Operating results slightly exceeded our expectations and were substantially improved from the fourth quarter of 2002. We are also very pleased with the solid progress made on the closure and consolidation of operations, the successful sale of non-core businesses and other structural cost reductions. These initiatives will substantially strengthen the competitive position of the Company."

Performance Highlights:

         Sales growth in the first quarter of 2003 compared with 2002 principally reflects higher industry volume in the North American Automotive and Heavy Duty OE markets. However, the continuing softness experienced in the retail Electrical Aftermarket partially offset these gains.

         An Operating Loss of $28.1 million in the first quarter of 2003 includes the restructuring charge of $45.1 million and Operating Income of $24.5 million in the first quarter of 2002 includes the restructuring credit of $4.4 million. The year over year decline also reflected increased costs in 2003 arising from the shutdown and move of operations and investments in marketing and product engineering programs primarily related to incremental business awarded in the alternator product line.

         Cash used in operating activities was $16.8 million in the first quarter of 2003. This was driven almost entirely by higher receivables due to increased sales, the normal seasonal increase in aftermarket inventory and additional inventory build-up to facilitate the completion of the Anderson shutdown.

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         In accordance with the provisions of Statement of Financial Accounting
Standards No. 142, the Company recorded a $74.2 million charge in the first quarter of 2002 to write down goodwill in certain of its operations. This charge was reported as the cumulative effect of a change in accounting principle.

Other Items:

         In March 2003, the Company completed the acquisition of 51 percent of Hubei Delphi Automotive Generators Company, Ltd., a manufacturer of automotive and heavy duty generators for the OE and aftermarket based in China with annual sales of approximately $10.0 million. Net assets acquired were $8.0 million ($3.8 million net of minority interest), including cash of $3.6 million.

         In January 2003, the Company announced the closure of its starter and alternator manufacturing operations in Anderson, Indiana. Production at these plants was absorbed by other Company plants globally. In March 2003, the Company announced it would close its electrical remanufacturing and distribution facilities in Reed City, Michigan by the end of 2003. The activities at these facilities will also be absorbed by other Company locations. A total of approximately 600 employees will be affected by these actions. The Company also completed plans in the first quarter to restructure its alternator and starter remanufacturing operations in Mississippi. A pre-tax charge of $45.1 million was recorded in the first quarter of 2003 related to these actions. Included in this charge was $29.1 million for the write down of assets, $7.6 million for employee severance costs (net of a post-employment benefit and pension curtailment gain) and $8.4 million for future costs associated with the operating and capital leases for the affected facilities. Cash payments of approximately $12.0 million for employee termination and facility costs will be made during the balance of 2003 relative to the $45.1 million charge. It is expected that additional charges of approximately $5.0 million to $8.0 million will be recorded during the remainder of 2003 as the restructuring actions are implemented in the Michigan and Mississippi operations.

         During the first quarter, the Company completed the sale of two non-core businesses - Tractech, Inc. and Kraftube, Inc. Net cash proceeds on the sales were $27.9 million and a gain of $2.4 million was recorded in the first quarter. Results for these two businesses are reported as discontinued operations in both 2003 and 2002.

         Following the sale of non-core businesses and the initiation of restructuring actions in the first quarter, the Company amended the covenants under its Senior Credit Facility, providing it with greater flexibility.

         Commenting on the outlook for the remainder of 2003, Snyder stated: "As previously indicated, we have launched new initiatives to improve the competitive position of the Company. We are making good progress, but still have significant work to do on the implementation of these plans. We expect to realize the initial benefits on some of these actions starting in the second quarter. Based on this, we expect improved profitability in the second quarter of 2003 compared to the first quarter on similar sales as

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the first quarter. However, the full benefit of these actions will not be realized until the end of 2004. New business wins and additional progress on the light duty alternator business should contribute to continued year over year sales growth and the remainder of 2003 is expected to show gradual improvements in operational results."

First Quarter Conference Call

         Delco Remy's executive management team will conduct a live conference call on Wednesday May 14, 2003 at 9:00 a.m. Eastern Daylight Time to discuss additional details regarding the Company's performance for the first quarter and the outlook for 2003. The call may be accessed by dialing 888-273-9889 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 684410.

About Delco Remy:

         Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products and core exchange service for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty off-road and industrial applications. It was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

         Statements in this press announcement, which are not historical, are forward-looking statements that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions, and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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                         DELCO REMY INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                                  (in millions)

                                                             Three Month Period
                                                               Ended March 31
                                                             ------------------
                                                               2003      2002
                                                             ------------------
Net sales                                                    $  256.6  $  248.7
Cost of goods sold                                              213.2     205.6
                                                             ------------------
Gross profit                                                     43.4      43.1

Selling, general and administrative expenses                     26.4      23.0
Restructuring charge (credit)                                    45.1      (4.4)
                                                             ------------------
Operating income (loss)                                         (28.1)     24.5
Interest expense                                                (14.1)    (13.9)
Other non-operating income                                        0.2         -
                                                             ------------------
Income (loss) from continuing operations before
 income taxes, minority interest, loss from unconsolidated
 joint ventures and cumulative effect of change in
 accounting principle                                           (42.0)     10.6

Income tax expense                                                5.3       3.4
Minority interest                                                 0.2      (1.8)
Loss from unconsolidated joint ventures                          (0.7)     (1.2)
                                                             ------------------
Net income (loss) from continuing operations before
 cumulative effect of change in accounting principle            (47.8)      4.2

Discontinued operations:
 Loss from discontinued operations before income
  tax (including estimated gain on disposal of $2.4 million
  in 2003)                                                       (1.3)     (5.4)
 Income tax benefit                                                 -      (2.1)
                                                             ------------------
 Net loss from discontinued operations                           (1.3)     (3.3)

Cumulative effect of change in accounting
 principle, net                                                     -     (74.2)
                                                             ------------------
Net loss                                                        (49.1)    (73.3)

Preferred dividends                                               7.5       6.7
                                                             ------------------

Loss attributable to common stockholders                     $  (56.6) $  (80.0)
                                                             ==================
EBITDA:
   Income (loss) before tax                                  $  (42.0) $   10.6
   Interest expense                                              14.1      13.9
   Depreciation and amortization                                  7.5       6.4
   Restructuring charge (credit)                                 45.1      (4.4)
                                                             ------------------
EBITDA                                                       $   24.7  $   26.5
                                                             ==================

EBITDA is not a measure of performance under accounting principles generally accepted in the United States (GAAP). The Company believes EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP.

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                         DELCO REMY INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                               March 31     December 31
                                                                 2003          2002
                                                             -----------    -----------
                                                             (unaudited)
ASSETS
Current Assets
   Cash and cash equivalents                                   $    12.9     $    12.4
   Trade accounts receivable, net                                  170.3         143.0
   Inventories                                                     309.6         281.0
   Assets of discontinued operations                                 3.3          40.5
   Other current assets                                             43.6          41.3
                                                              -----------   -----------
     Total Current Assets                                          539.7         518.2

Property and equipment, net                                        128.5         157.0
Goodwill, net                                                      120.8         119.0
Deferred financing costs                                            16.4          17.3
Other assets                                                        37.9          41.3
                                                              -----------   -----------

Total Assets                                                   $   843.3     $   852.8
                                                              ===========   ===========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable                                             $   158.5     $   138.5
  Accrued restructuring charges                                     16.5           5.2
  Other accrued liabilities                                         95.0          75.1
  Liabilities of discontinued operations                             6.9          17.2
  Short-term debt                                                   28.8          30.2
                                                              -----------   -----------
    Total Current Liabilities                                      305.7         266.2

Long-term debt                                                     597.6         596.4
Accrued restructuring                                                8.3           4.6
Other noncurrent liabilities                                        45.2          50.3

Minority interest in subsidiaries                                   19.4          17.9
Redeemable preferred stock                                         281.6         274.1

Stockholders' Deficit                                             (414.5)       (356.7)
                                                              -----------   -----------

Total Liabilities and Stockholders' Deficit                    $   843.3     $   852.8
                                                              ===========   ===========



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                         DELCO REMY INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    UNAUDITED
                                  (in millions)

                                                                  Three Months
                                                                 Ended March 31
                                                           ---------------------------
                                                               2003           2002
                                                           ---------------------------
Operating activities:
Net loss                                                    $   (49.1)    $    (73.3)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Cumulative effect of change in accounting principle               -           74.2
  Loss from discontinued operations                               3.7            3.3
  Gain on disposal of discontinued operations                    (2.4)             -
  Depreciation and amortization                                   7.5            6.4
  Change in net working capital excluding
    acquisitions and restructuring charges (credits)             (9.1)           0.3
  Restructuring charges (credits)                                45.1           (4.4)
  Cash payments for restructuring charges                        (7.0)          (6.9)
  Other, net                                                     (5.5)           2.1
                                                           ------------   ------------
Net cash provided by (used in) operating activities
 of continuing operations                                       (16.8)           1.7

Investing activities:
Acquisitions, net of cash acquired                               (4.8)          (7.3)
Net proceeds on sale of businesses                               27.9              -
Purchases of property and equipment                              (5.3)          (3.5)
Investments in joint ventures                                       -           (2.0)
                                                           ------------   ------------

Net cash provided by (used in) investing activities
 of continuing operations                                        17.8          (12.8)

Financing activities:
Net borrowings under revolving line of credit
 and other                                                        0.2            5.4
Deferred financing costs                                            -           (1.4)
                                                           ------------   ------------

Net cash provided by financing activities
 of continuing operations                                         0.2            4.0

Effect of exchange rate changes on cash                          (0.1)          (0.1)

Cash flows of discontinued operations                            (0.6)          (4.4)
                                                           ------------   ------------

Net increase (decrease) in cash and cash equivalents              0.5          (11.6)
Cash and cash equivalents at beginning of year                   12.4           22.6
                                                           ------------   ------------

Cash and cash equivalents at end of period                  $    12.9     $     11.0
                                                           ============   ============

Web site: http://www.delcoremy.com

CONTACT: Investor Relations, David E. Stoll, +1-765-778-6523, or Keri Webb, +1-765-778-6602, both of Delco Remy International, Inc.